Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-282511

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 22, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated October 4, 2024)

Depositary Shares Each Representing a 1/40th Interest in a Share of

 % Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I

Citizens Financial Group, Inc. (“Citizens”) is offering      depositary shares (the “Depositary Shares”), each of which represents a 1/40th ownership interest in a share of Citizens’  % Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I, liquidation preference $1,000 per share (“Series I Preferred Stock”) (equivalent to $25 per Depositary Share), deposited with Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary. The Depositary Shares are evidenced by depositary receipts. Each holder of a Depositary Share will be entitled, through the depositary, to all the rights and preferences of the shares of Series I Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series I Preferred Stock represented by such Depositary Share.

Holders of Series I Preferred Stock will be entitled to receive dividend payments only when, as and if declared by our board of directors (or a duly authorized committee of the board). Any such dividends will be payable quarterly in arrears on January 6, April 6, July 6 and October 6 of each year, beginning on January 6, 2026 (long first dividend period). Dividends will be payable (i) from the date of original issue to, but excluding, October 6, 2030, at a rate of  % per annum and (ii) from and including October 6, 2030, for each dividend reset period (as defined herein), at a rate equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent reset dividend determination date (as defined herein), plus  % per annum.

Dividends on the Series I Preferred Stock will be non-cumulative. In the event dividends are not declared on Series I Preferred Stock for payment on any dividend payment date, then those dividends will not be cumulative and will not accrue or be payable, and if we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series I Preferred Stock are declared for any future dividend period.

We may, at our option, redeem the Series I Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2030, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined herein), in each case at a redemption price of $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends to, but excluding, the date fixed for redemption, without accumulation of any undeclared dividends. If we redeem the Series I Preferred Stock, the depositary will redeem a proportionate number of Depositary Shares. The Series I Preferred Stock will not have voting rights, except as set forth under “Description of the Series I Preferred Stock—Voting Rights” beginning on page S-22.

Application will be made to list the Depositary Shares on the New York Stock Exchange under the symbol “CFG PfI.” If approved for listing, trading of the Depositary Shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Depositary Shares.

Neither the Series I Preferred Stock nor the Depositary Shares are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

Investing in the Depositary Shares involves risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) to read about factors you should consider before making a decision to invest in the Depositary Shares.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Initial Public Offering Price(1)	$	$
Underwriting Discount(2)	$	$
Proceeds, Before Expenses, to Citizens Financial Group, Inc.	$	$

(1)

The initial public offering price set forth above does not include dividends, if any, that may be declared. Dividends, if declared, will be calculated from the date of original issuance, which is expected to be July     , 2025.

(2)

Reflects    Depositary Shares sold to institutional investors, for which the underwriters receive an underwriting discount of $    per Depositary Share, and     Depositary Shares sold to retail investors, for which the underwriters receive an underwriting discount of $    per Depositary Share, assuming no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters the option to purchase up to an additional      Depositary Shares from us within 30 days after the date of this prospectus supplement at the public offering price, less the applicable underwriting discounts and commissions, solely to cover overallotments, if any.

The underwriters expect to deliver the Depositary Shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on July     , 2025. Beneficial interests in the Depositary Shares will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”).

Joint Book-Running Managers

Morgan Stanley	BofA Securities	J.P. Morgan
UBS Investment Bank	Wells Fargo Securities	Citizens Capital Markets

Prospectus Supplement dated July     , 2025

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated October 4, 2024, including the documents incorporated by reference therein, which describes more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise stated in this prospectus supplement or the accompanying prospectus or the context requires otherwise (for example, in references under “Cautionary Note Regarding Forward-Looking Statements,” “Summary—Citizens Financial Group, Inc.,” “Capitalization” and “Capital Components and Ratios”), all references in this prospectus supplement to “Citizens,” the “Company,” “we,” “us,” “our” or similar references mean Citizens Financial Group, Inc. and do not include its subsidiaries.

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since the date such statements were made. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

For investors outside of the United States, we have not done anything that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus supplement outside of the United States.

PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For

S-ii

these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

UK PRIIPs Regulation / Prohibition of Sales to UK Retail Investors

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, or the “NYSE.” For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 13, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 1, 2025; and

•	Current Reports on Form 8-K filed on March 5, 2025, April 25, 2025, and April 30, 2025.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Citizens Financial Group, Inc.

600 Washington Blvd.

Stamford, CT 06901

Attn: Corporate Secretary

Telephone: (203) 900-6715

E-mail: CFGinvestorrelations@citizensbank.com

We have also filed a registration statement (No. 333-282511) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Depositary Shares and the Series I Preferred Stock. The registration statement may contain additional information that may be important to you.

Our reports and documents incorporated by reference into this prospectus supplement may also be found in the “Investor Relations” section of our website at http://www.citizensbank.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” “guidance” or similar expressions or future conditional verbs such as “may,” “will,” “likely,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date they are made, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events after the date of this prospectus supplement, except as may be required by law. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic, business and political conditions, including as a result of the interest rate environment, supply chain disruptions, tariffs, inflationary pressures and labor shortages, that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits;

•	The general state of the economy and employment, as well as general business and economic conditions, and changes in the competitive environment;

•	Our capital and liquidity requirements under regulatory standards and our ability to generate capital and liquidity on favorable terms;

•	The effect of changes in our credit ratings on our cost of funding, access to capital markets, ability to market our securities, and overall liquidity position;

•	The effect of changes in the level of commercial and consumer deposits on our funding costs and net interest margin;

•	Our ability to execute on our strategic business initiatives and achieve our financial performance goals across our Consumer and Commercial businesses, including our Private Bank;

•

The effects of geopolitical instability, including the wars in Ukraine and the Middle East, on economic and market conditions, inflationary pressures and the interest rate environment, commodity price and foreign exchange rate volatility, and heightened cybersecurity risks;

•	Our ability to comply with heightened supervisory requirements and expectations as well as new or amended regulations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;

•

Environmental risks, such as physical or transition risks associated with climate change, and social and governance risks, that could adversely affect our reputation, operations, business, and customers;

S-v

•

A failure in or breach of our compliance with laws, as well as operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in this prospectus supplement and in our 2024 Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-vi

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making a decision to invest in the Depositary Shares representing interests in our Series I Preferred Stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document. You should pay special attention to the “Risk Factors” section of this prospectus supplement and of our 2024 Form 10-K to determine whether an investment in the Depositary Shares representing interests in our Series I Preferred Stock is appropriate for you.

Citizens Financial Group, Inc.

Citizens Financial Group, Inc. (“CFG”) is one of the nation’s oldest and largest financial institutions, with $220.1 billion in assets as of March 31, 2025. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,100 ATMs and approximately 1,000 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities.

Citizens is a bank holding company which was incorporated under Delaware state law in 1984 whose primary federal regulator is the Board of Governors of the Federal Reserve System (“FRB”). Our primary subsidiary is Citizens Bank, N.A. (“CBNA”), a national banking association whose primary federal regulator is the Office of the Comptroller of the Currency (“OCC”). For a description of our business, financial condition, results of operations and other important information regarding CFG, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Our principal executive offices are located at One Citizens Plaza, Providence, RI, 02903 and our telephone number is (203) 900-6715.

Recent Developments

Preliminary Financial Results

On July 17, 2025, we announced our preliminary financial results for the quarter ended June 30, 2025. Such financial results are included in our Current Report on Form 8-K filed with the SEC on July 22, 2025 (the “Second Quarter 2025 Form 8-K”) and are incorporated by reference in this prospectus supplement. The financial results included in the Second Quarter 2025 Form 8-K are preliminary and may change as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of the review of our consolidated financial statements. Accordingly, these preliminary unaudited results may materially differ from the actual results that will be reflected in our consolidated financial statements for the quarter ended June 30, 2025, when they are completed and publicly filed with the SEC on our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. The Second Quarter 2025 Form 8-K should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included in our 2024 Form 10-K and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, incorporated by reference in this prospectus supplement.

Neither CFG’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the preliminary second quarter 2025 financial information contained or incorporated by reference herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the preliminary second quarter 2025 financial information.

Summary of the Offering

The following summary contains basic information about the Depositary Shares representing interests in our Series I Preferred Stock and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of these securities, you should read the sections of this prospectus supplement entitled “Description of the Series I Preferred Stock” and “Description of the Depositary Shares.”

Issuer	Citizens Financial Group, Inc.

Securities Offered:	Depositary Shares (or Depositary Shares if the underwriters exercise their over-allotment option in full), each representing a 1/40th ownership interest in a share of our % Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I, with a liquidation preference $1,000 per share (equivalent to $25 per Depositary Share) (the “Series I Preferred Stock”). Each holder of a Depositary Share will be entitled, through the depositary, to all the rights and preferences of the shares of Series I Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series I Preferred Stock represented by such Depositary Share.

We may from time to time elect to issue additional shares of the Series I Preferred Stock and related Depositary Shares, and all such additional shares of Series I Preferred Stock and the related Depositary Shares would be deemed to form a single series with the shares of Series I Preferred Stock and the related Depositary Shares, respectively, offered by this prospectus supplement, provided that such additional shares will only be issued if they are fungible with the original shares for tax purposes.

Over-Allotment Option:	We have granted the underwriters the option to purchase up to an additional Depositary Shares from us within the 30 days after the date of this prospectus supplement at the public offering price, less the applicable underwriting discounts and commissions, solely to cover over-allotments, if any.

Dividend Payment Dates:	Quarterly, in arrears, on January 6, April 6, July 6 and October 6 of each year, beginning on January 6, 2026 (long first dividend period).

Dividends:	We will pay dividends on the Series I Preferred Stock, only when, as and if declared by our board of directors (or a duly authorized committee of the board).

Dividends will accrue on the stated amount of $1,000 per share of the Series I Preferred Stock (the “stated amount”) (equivalent to $25 per Depositary Share) (i) from the date of original issue to, but excluding, October 6, 2030 (the “first dividend reset date”), at a rate of   % per annum, and (ii) from and including the first dividend reset date, for each dividend reset period (as defined under “Description of the Series I Preferred Stock—Dividends”), at a rate equal to the Five-year

U.S. Treasury Rate (as defined under “Description of the Series I Preferred Stock—Dividends”) as of the most recent reset dividend determination date (as defined under “Description of the Series I Preferred Stock—Dividends”) plus   % per annum.

Dividends will be payable in arrears on each dividend payment date.

Dividends on shares of the Series I Preferred Stock will not be cumulative and will not be mandatory. If for any reason our board of directors (or a duly authorized committee of the board) does not declare a dividend on the Series I Preferred Stock in respect of a dividend period (as defined under “Description of the Series I Preferred Stock—Dividends”), then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or accumulate, and we will have no obligation to pay any dividend for that dividend period, whether or not dividends on the Series I Preferred Stock are declared for any future dividend period.

Payment of dividends on the Series I Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of the Series I Preferred Stock—Restrictions on Dividends, Redemption and Repurchases” below.

Redemption:	The Series I Preferred Stock is perpetual and has no maturity date.

We may, at our option, redeem the shares of the Series I Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2030, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event (as defined under “Description of the Series I Preferred Stock—Redemption”), in each case at a cash redemption price of $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. If we redeem the Series I Preferred Stock, the depositary will redeem a proportionate number of Depositary Shares.

Neither the holders of the Series I Preferred Stock nor the holders of the Depositary Shares will have the right to require the redemption or repurchase of the Series I Preferred Stock.

Redemption of the Series I Preferred Stock is subject to certain contractual, legal, regulatory and other restrictions described under “Description of the Series I Preferred Stock—Redemption” below. Under capital adequacy rules currently applicable to us, any redemption of the Series I Preferred Stock would be subject to prior approval of the FRB. Neither the holders of the Series I Preferred Stock nor the holders of the Depositary Shares will have the right to require redemption.

Liquidation Rights:	In the event of our liquidation, dissolution or winding up, holders of shares of the Series I Preferred Stock will be entitled to receive an amount per share equal to the stated amount of $1,000 per share (equivalent to $25 per Depositary Share), plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends. Distributions will be made only to the extent of our assets that are available for distribution to stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) pro rata as to our Series B Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series B Preferred Stock”), Series C Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series C Preferred Stock”), Series E Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series E Preferred Stock”), Series F Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series F Preferred Stock”), Series G Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series G Preferred Stock”), Series H Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series H Preferred Stock”) and any other class or series of our stock that ranks equally with the Series I Preferred Stock as to the distribution of assets on our liquidation, dissolution or winding up and before any distribution of assets is made to holders of our common stock or any other class or series of our stock that ranks junior to the Series I Preferred Stock as to the distribution of assets on our liquidation, dissolution or winding up.

Voting Rights:	None, except with respect to certain changes in the terms of the Series I Preferred Stock, with respect to the authorization, creation, or increase in the authorized amount of stock ranking prior to the Series I Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions and in the case of certain dividend non-payments. See “Description of the Series I Preferred Stock—Voting Rights” below.

Ranking:

Shares of the Series I Preferred Stock will rank senior to our common stock and all other classes or series of our stock that rank junior to the Series I Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up (“junior stock”), on a parity with the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock, and senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two thirds of the shares of the Series I Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon, to the exclusion of all other series of preferred stock, with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up of the Company).

We will generally be able to pay dividends and distributions upon any liquidation, dissolution or winding up of the Company only out of funds legally available for such payment (i.e., after satisfaction of all our liabilities to creditors, if any) and pro rata as to the Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock and any other stock designated as ranking on a parity with the Series I Preferred Stock as to payment of current dividends (“dividend parity stock”) and distributions upon any liquidation, dissolution or winding up of the Company, as applicable.

Maturity:	The Series I Preferred Stock does not have any maturity date, and we are not required to redeem the Series I Preferred Stock. Accordingly, the Series I Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and Conversion Rights:	None.

Listing:	Application will be made to list the Depositary Shares on the New York Stock Exchange under the symbol “CFG PfI.” If approved for listing, trading of the Depositary Shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Depositary Shares.

Tax Consequences:	If you are a non-corporate U.S. holder, dividends paid to you will generally qualify for taxation at preferential rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. holder, dividends received by you will generally be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a non-U.S. holder, dividends paid to you will generally be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. For further discussion of the tax consequences relating to the Series I Preferred Stock, see “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds:	We intend to use the net proceeds from the sale of the Depositary Shares to redeem some or all outstanding shares of the Series F Preferred Stock. See “Use of Proceeds.”

Depositary:	Computershare Inc. and Computershare Trust Company, N.A., acting jointly.

Transfer Agent and Registrar:	Computershare Trust Company, N.A.

Calculation Agent:	Unless we have validly called all shares of the Series I Preferred Stock for redemption on the first dividend reset date, we will appoint a calculation agent for the Series I Preferred Stock prior to the commencement of the first dividend reset period. We may appoint ourselves or an affiliate of ours as calculation agent.

Conflicts of Interest:	Because Citizens JMP Securities, LLC, an underwriter for this offering, is our wholly-owned subsidiary, a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens JMP Securities, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors:	Investing in the Depositary Shares representing interests in the Series I Preferred Stock involves risks. You should consider carefully all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should consider carefully the risk factors described in “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 21 of our 2024 Form 10-K and incorporated by reference herein before purchasing any Depositary Shares.

RISK FACTORS

An investment in the Depositary Shares involves certain risks. You should carefully consider the risks related to the Depositary Shares and the Series I Preferred Stock described below, the risk factors included in our 2024 Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks related to the Depositary Shares and faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You are making an investment decision with regard to the Depositary Shares as well as the Series I Preferred Stock.

As described in this prospectus supplement and the accompanying prospectus, we are issuing Depositary Shares representing fractional interests in shares of Series I Preferred Stock. Accordingly, the depositary will rely on the payments it receives on the Series I Preferred Stock to fund all payments on the Depositary Shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities before making an investment decision.

The Series I Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Series I Preferred Stock are equity interests in Citizens and do not constitute indebtedness. As such, the Series I Preferred Stock and the related Depositary Shares will rank junior to all indebtedness and other non-equity claims on Citizens with respect to assets available to satisfy claims on Citizens, including in a liquidation of Citizens. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series I Preferred Stock (1) dividends are payable only if declared by our board of directors (or a duly authorized committee of the board) and (2) as a corporation, we are subject to restrictions on payments of dividends and any redemption price out of lawfully available funds. In addition, the Series I Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Also, as a financial holding company, Citizens’ ability to declare and pay dividends is dependent on certain federal regulatory considerations discussed below.

The Series I Preferred Stock will be effectively subordinated to the obligations of our subsidiaries.

We are a financial holding company and conduct substantially all of our operations through our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus the ability of a holder of Depositary Shares representing interests in the Series I Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of the subsidiaries’ creditors, including the depositors of CBNA. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

Additional issuances of preferred stock or securities convertible into preferred stock may dilute the ownership of existing holders of the Series I Preferred Stock.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders, including issuing additional shares of Series I Preferred Stock and related Depositary Shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued. Though the approval of holders of the Depositary Shares representing interests in the Series I Preferred Stock will be needed to authorize, create, or increase the authorized amount of, any equity security ranking senior to the Series I Preferred Stock, if we issue preferred stock in the future that has preference over the Series I Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series I Preferred Stock and therefore the related Depositary Shares, the rights of holders of the Depositary Shares representing interests in the Series I Preferred Stock or the market price of the Depositary Shares could be adversely affected. The market price of the Depositary Shares could decline as a result of these other offerings, as well as other sales of a large block of Depositary Shares or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series I Preferred Stock or Depositary Shares are not entitled to preemptive rights or other protections against dilution.

Investors should not expect us to redeem the Series I Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

The shares of Series I Preferred Stock are perpetual equity securities. The Series I Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Series I Preferred Stock may be redeemed by us at our option either in whole or in part on any dividend payment date occurring on or after October 6, 2030. Any decision we may make at any time to propose a redemption of the Series I Preferred Stock will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Series I Preferred Stock is subject to the limitation described below. Accordingly, investors should not expect us to redeem the Series I Preferred Stock on the date it first becomes redeemable or on any particular date thereafter.

Our right to redeem the Series I Preferred Stock is subject to certain limitations, including any required prior approval of the FRB.

Our right to redeem the Series I Preferred Stock is subject to any limitations established by the FRB. We may not redeem shares of the Series I Preferred Stock without having received the prior approval of the FRB or other appropriate federal banking agency as required under capital rules applicable to us. We cannot assure you that the FRB will approve any redemption of the Series I Preferred Stock that we may propose. We understand that the factors that the FRB will consider in evaluating a proposed redemption include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, the capital plans, projections and other forward-looking analyses we submit to the FRB and our ability to meet and exceed minimum regulatory capital ratios under baseline and stressed conditions, and other supervisory considerations, although the FRB may change these factors at any time.

Citizens has the right, upon the occurrence of certain events, to redeem the Series I Preferred Stock prior to the dividend payment date on October 6, 2030.

By its terms, the Series I Preferred Stock may be redeemed by Citizens prior to the dividend payment date on October 6, 2030 upon the occurrence of certain events involving the capital treatment of the Series I Preferred Stock. In particular, upon Citizens’ determination in good faith that an event has occurred that would constitute a Regulatory Capital Treatment Event (as defined herein), Citizens may, at its option at any time within 90 days following such Regulatory Capital Treatment Event, redeem in whole but not in part the Series I Preferred Stock, subject to regulatory approval. See “Description of the Series I Preferred Stock—Redemption.”

If a Regulatory Capital Treatment Event occurs, Citizens would have the right, subject to regulatory approval, to redeem the Series I Preferred Stock in accordance with its terms prior to the dividend payment date on October 6, 2030 at a redemption price equal to $1,000 per share of Series I Preferred Stock (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends.

Dividends on the Series I Preferred Stock will be discretionary and non-cumulative, and may not be paid if such payment will result in our failure to comply with all applicable laws and regulations.

Dividends on the Series I Preferred Stock will be discretionary and non-cumulative. Consequently, if our board of directors (or any duly authorized committee of the board) does not authorize and declare a dividend on the Series I Preferred Stock for any dividend period, holders of the Depositary Shares representing interests in the Series I Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors (or any duly authorized committee thereof) has not declared a dividend before the related dividend payment date, whether or not dividends on the Series I Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

In addition, if and to the extent payment of dividends on Series I Preferred Stock for any dividend period would cause us to fail to comply with any applicable law or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of the Depositary Shares representing interests in the Series I Preferred Stock will not be entitled to receive any dividend for that dividend period, and the unpaid dividend will cease to accrue or be payable.

Under the FRB’s capital rules, we are subject to certain risk-based and leverage capital requirements. If we fail to meet the effective minimum requirements with applicable buffers taken into account, we will be subject to constraints on capital distributions, including dividends. The severity of the constraints depends on the amount of the shortfall and the amount of our “eligible retained income.”

Further, these limitations may change from time to time. For example, in March 2020, the FRB adopted a rule that, beginning October 1, 2020, replaced the 2.5% static capital conservation buffer with a “stress capital buffer”, which is the higher of 2.5% and the difference between the starting and the minimum projected CET1 capital ratios under the severely adverse scenario as modeled by the FRB as part of the supervisory stress testing framework, plus four quarters of planned common stock dividends. This rule also replaced the quantitative assessment in the Comprehensive Capital Analysis and Review (“CCAR”) with a requirement that a firm’s planned capital distributions be consistent with any effective capital distribution limitations that would apply under the firm’s own baseline projections. This rule further provides that a firm must receive prior approval for any capital distribution, other than a capital distribution on a newly issued capital instrument (including the Series I Preferred Stock offered hereby), if the firm is required to resubmit its capital plan. Additionally, on July 27, 2023, the federal banking agencies issued a notice of proposed rulemaking to modify the regulatory capital requirements applicable to large banking organizations with over $100 billion of total assets and their depository institution subsidiaries. The proposed rule would generally require banking organizations subject to Category III and IV standards, like us, to compute regulatory capital consistent with Category I and II standards. As proposed, the new capital rules could require us and our depository institution subsidiaries to hold additional regulatory capital. The FRB has indicated that it expects to work with the other federal banking regulators in 2025 on a revised proposal. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital and Regulatory Matters” in our Form 10-Q for the quarter ended March 31, 2025.

If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series I Preferred Stock.

When dividends are paid in part, and not paid in full, upon the shares of the Series I Preferred Stock or any dividend parity stock (including the Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock,

Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock), then, to the extent permitted by the terms of the Series I Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of the Series I Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series I Preferred Stock.

The dividend rate will vary commencing on October 6, 2030 and any dividends declared may be less than the initial fixed annual rate of  % in effect until October 6, 2030.

As described in further detail under “Description of Series I Preferred Stock—Dividends,” the annual dividend rate on the Series I Preferred Stock commencing on October 6, 2030 will equal the Five-year U.S. Treasury Rate (as defined below) as of the most recent reset dividend determination date (as defined below) plus   % per annum. Therefore, any dividends declared after October 6, 2030 may vary from period to period and could be more or less than the fixed rate for the initial five-year period. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude, and longevity of market rate risk.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time during the dividend reset period, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

Further, if Citizens, in its sole discretion, determines on or prior to the relevant reset dividend determination date that the Five-year U.S. Treasury Rate cannot be determined in the manner then applicable for such rate, Citizens may, in its sole discretion, designate a Designee (as defined below) to determine whether there is an industry-accepted successor rate to the then-applicable base rate and, if applicable, to determine and make certain adjustments as further described under “Description of Series I Preferred Stock—Dividends.” These determinations will be binding on the holders of the Series I Preferred Stock and will not be subject to any vote or consent of the holders of the Series I Preferred Stock.

Holders of the Depositary Shares representing interests in the Series I Preferred Stock may be unable to use the dividends received deduction.

Dividends paid to corporate U.S. holders of the Depositary Shares representing interests in the Series I Preferred Stock may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the dividends on the Series I Preferred Stock to qualify as dividends for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.” If any dividends on the Series I Preferred Stock with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the Depositary Shares may decline.

Our results of operations and our ability to fund dividend payments and all payments on our other obligations depend upon the results of operations of our subsidiaries.

Citizens Financial Group, Inc. is a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to make payments on securities is dividends from CBNA. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from CBNA to us may require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of CBNA, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiary were to pay dividends. The FRB and OCC have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if CBNA fails to satisfy the minimum requirements and applicable buffers under the OCC’s capital adequacy requirements or becomes “under-capitalized” for purposes of the “prompt corrective action” regulations of the OCC.

Holders of Series I Preferred Stock will have limited voting rights.

Holders of the Depositary Shares or the Series I Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders, except as required by law and as provided below under “Description of the Series I Preferred Stock—Voting Rights.” Holders of the Depositary Shares must act through the depositary to exercise any voting rights in respect of the Series I Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Series I Preferred Stock. The depositary will vote the maximum number of whole shares of Series I Preferred Stock in accordance with the instructions it receives; however, any remaining votes of holders of the Depositary Shares will not be voted.

General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares representing interests in the Series I Preferred Stock.

There can be no assurance about the market prices for the Depositary Shares. Several factors, many of which are beyond our control, will influence the market value of the Depositary Shares. Factors that might influence the market value of the shares of the Depositary Shares include:

•	whether dividends have been declared and are likely to be declared on the Series I Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Series I Preferred Stock or the Depositary Shares;

•	prevailing interest rates;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Depositary Shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the Depositary Shares.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the Depositary Shares and the Series I Preferred Stock, could cause the liquidity or trading price of the shares of Depositary Shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the Depositary Shares, the Series I Preferred Stock or our credit ratings generally could affect the trading price of the shares of the Depositary Shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Depositary Shares and the Series I Preferred Stock, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the Depositary Shares, the Series I Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Depositary Shares to decline significantly.

The shares of Series I Preferred Stock and the related Depositary Shares may not have an active trading market.

The Series I Preferred Stock and the related Depositary Shares are new issues with no established trading market. Although we plan to apply to have the Depositary Shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the Depositary Shares. If approved for listing, we expect trading of the Depositary Shares on the New York Stock Exchange to begin within the 30-day period after the original issue date. Even if the Depositary Shares are listed, there may be little or no secondary market for the Depositary Shares. Even if a secondary market for the Depositary Shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. The underwriters have advised us that they intend to make a market in the Depositary Shares; however, they are not obligated to do so and may discontinue any market making in the Depositary Shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Depositary Shares will develop, that you will be able to sell your Depositary Shares at a particular time or that the price you receive when you sell will be favorable.

Neither the Series I Preferred Stock nor the Depositary Shares are insured or guaranteed by the FDIC.

Neither the Series I Preferred Stock nor the Depositary Shares are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the FDIC or any other governmental agency or instrumentality.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $    , or approximately $     million if the underwriters exercise their over-allotment option in full, in each case after expenses and the underwriting discount. We intend to use the net proceeds to redeem some or all outstanding shares of the Series F Preferred Stock.

DESCRIPTION OF THE SERIES I PREFERRED STOCK

The depositary will be the sole holder of the Series I    % Fixed-Rate Reset Noncumulative Perpetual Preferred Stock (the “Series I Preferred Stock”), as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series I Preferred Stock shall mean the depositary. However, holders of the depositary shares will be entitled through the depositary to exercise the rights and preferences of the Series I Preferred Stock, as described under “Description of Depositary Shares.”

The following is a brief description of the material terms of the Series I Preferred Stock. The following summary of the terms and provisions of the Series I Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our amended and restated certificate of incorporation, including the certificate of designations creating the Series I Preferred Stock, copies of which are available upon request from us, and the applicable provisions of the Delaware General Corporation Law.

General

Under our amended and restated certificate of incorporation, we have authority to issue up to 100,000,000 shares of preferred stock, par value $25.00 per share. Our board of directors is authorized without further stockholder action to cause the issuance of shares of preferred stock, including the Series I Preferred Stock. As of the date hereof, there are 300,000 shares of Series B Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series B Preferred Stock”), 300,000 shares of Series C Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series C Preferred Stock”), 450,000 shares of Series E Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series E Preferred Stock”), 400,000 shares of Series F Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series F Preferred Stock”) 300,000 shares of Series G Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series G Preferred Stock”) and 400,000 shares of Series H Non-Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share (the “Series H Preferred Stock”) issued and outstanding.

Any additional preferred stock may be issued from time to time in one or more series, each with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our board (or a duly authorized committee) may determine prior to the time of issuance. Prior to the issuance of the Series I Preferred Stock, we will have filed the certificate of designations with respect to the Series I Preferred Stock with the Secretary of State of the State of Delaware.

The Series I Preferred Stock represents a single series of our authorized preferred stock. We are offering    Depositary Shares (or     Depositary Shares if the underwriters exercise their overallotment option in full) representing fractional interests in shares of the Series I Preferred Stock by this prospectus supplement and the accompanying prospectus. Shares of Series I Preferred Stock, upon issuance against full payment for the purchase price for the Depositary Shares, will be fully paid and nonassessable.

The Series I Preferred Stock will not be convertible into, or exchangeable for, shares of our common stock or any other class or series of our other securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. The Series I Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The number of authorized shares of the Series I Preferred Stock initially is      and the “stated amount” per share is $1,000. The number of authorized shares may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of Series I

Preferred Stock then outstanding) by resolution of the board (or a duly authorized committee of the board), without the vote or consent of the holders of the Series I Preferred Stock. Shares of Series I Preferred Stock that are redeemed, purchased or otherwise acquired by us will be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. We have the authority to issue fractional shares of Series I Preferred Stock.

We reserve the right to re-open this series and issue additional shares of Series I Preferred Stock and the related Depositary Shares either through public or private sales at any time and from time to time without notice to or the consent of holders of Series I Preferred Stock, provided that such additional shares of Series I Preferred Stock and related Depositary Shares may only be issued on a dividend payment date and shall accrue dividends from the date they are issued, and such additional shares of Series I Preferred Stock and related Depositary Shares will only be issued if they are fungible with the original shares for tax purposes. The additional shares of Series I Preferred Stock and related Depositary Shares would be deemed to form a single series with the Series I Preferred Stock and the related Depositary Shares, respectively, offered by this prospectus supplement. Each share of Series I Preferred Stock shall be identical in all respects to every other share of Series I Preferred Stock, except that, other than any shares of Series I Preferred Stock issued in connection with the exercise by the underwriters of their over-allotment option, shares of Series I Preferred Stock issued after July     , 2025 shall accrue dividends from the date they are issued. Any shares of Series I Preferred Stock issued in connection with the exercise by the underwriters of their over-allotment option may be issued within 30 days of the date of this prospectus supplement, and those shares will accrue dividends from the date of original issuance of the Series I Preferred Stock. References to the “accrual” of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

Ranking

With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the Company, the Series I Preferred Stock will rank:

•

senior to our common stock and any other class or series of our stock that ranks junior to the Series I Preferred Stock in the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding up of the Company (collectively, “junior stock”);

•

senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two thirds of the shares of the Series I Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock)) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of the Company; and

•	with respect to distributions of assets upon any liquidation, dissolution or winding up of the Company, junior to all existing and future indebtedness and other non-equity claims on us.

Dividends

Holders of Series I Preferred Stock shall be entitled to receive, when, as and if declared by our board (or a duly authorized committee of the board), only out of funds legally available therefor, non-cumulative cash dividends payable quarterly, in arrears, on January 6, April 6, July 6 and October 6 of each year, beginning on January 6, 2026 (long first dividend period), as follows:

•

From the date of original issue to, but excluding, October 6, 2030 (the “first dividend reset date”), dividends will be payable on the stated amount of $1,000 per share at a rate of   % per annum (the “initial fixed rate”).

•

From and including the first dividend reset date, for each dividend reset period (as defined below), dividends will be payable on the stated amount of $1,000 per share at a rate equal to the Five-year U.S. Treasury Rate (as defined below) as of the most recent reset dividend determination date (as defined below) plus   % per annum (the “spread”).

Each date on which dividends are payable pursuant to the foregoing clauses is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, in each case to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 30 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board (or a duly authorized committee of the board) in advance of payment of each particular dividend. If any such date is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series I Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of Series I Preferred Stock).

We will not pay interest or any sum of money instead of interests on any dividend payment date that may be in arrears on the Series I Preferred Stock.

“Dividend period” means each period from and including a dividend payment date (except that the initial dividend period shall commence on and include the date of original issue of the Series I Preferred Stock) and continuing to but not including the next succeeding dividend payment date.

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

The amount of the dividend per share of the Series I Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on shares of the Series I Preferred Stock will not be cumulative and will not be mandatory. If our board (or a duly authorized committee of the board) does not declare a dividend on the Series I Preferred Stock in respect of a dividend period, then holders of Series I Preferred Stock shall not be entitled to receive any dividends not declared by the board (or a duly authorized committee of the board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared, whether or not our board (or a duly authorized committee of the board) declares a dividend on the Series I Preferred Stock or any other series of our preferred stock or on our common stock for any future dividend period.

The “Five-year U.S. Treasury Rate” means, as of any reset dividend determination date, as applicable, (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities – Nominal” (or any successor caption or heading) in the most recently published H.15 as of 5:00 p.m. (Eastern Time) (the “initial base rate”) or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity (nominal/non-inflation-indexed), for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the dividend reset date following the next succeeding reset dividend determination date, and (B) the other maturing as close as possible to, but later than, the dividend reset date following the next succeeding reset dividend determination date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) in the H.15 as of 5:00 p.m. (Eastern Time).

Notwithstanding the foregoing, if Citizens, in its sole discretion, determines on or prior to the relevant reset dividend determination date that the Five-year U.S. Treasury Rate cannot be determined in the manner then applicable for such rate (which, as of the date of original issuance of the Series I Preferred Stock, is pursuant to the methods described in clauses (i) or (ii) above) (a “Benchmark Substitution Event”), Citizens may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Depositary Shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the date of original issuance of the Series I Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the date of original issuance of the Series I Preferred Stock, is the initial base rate) in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If Citizens, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior reset dividend determination date or, if this sentence is applicable with respect to the first reset dividend determination date, a rate equal to the initial fixed rate minus the spread.

A “dividend reset date” means the first dividend reset date and each date falling on the fifth anniversary of the preceding dividend reset date. Dividend reset dates, including the first dividend reset date, will not be adjusted for business days.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the FRB or any successor.

A “reset dividend determination date” means, in respect of any dividend reset period, the day falling two business days prior to the beginning of such dividend reset period.

A “dividend reset period” means the period from and including the first dividend reset date to, but excluding, the next following dividend reset date and thereafter each period from and including each dividend reset date to, but excluding, the next following dividend reset date.

The applicable dividend rate for each dividend reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify us and the Depositary of the dividend rate for the dividend reset period. The calculation agent’s determination of any dividend rate and, if applicable, its calculation of the amount of dividends for any dividend period beginning on or after October 6, 2030, and a record maintained by Citizens of any Benchmark Substitution Event and any Adjustments, will be on file at our principal offices, will be made available to any holder of Series I Preferred Stock upon request and will be final and binding in the absence of manifest error. For the avoidance of doubt, any determination by Citizens or a Designee pursuant to the second paragraph of the definition of Five-year Treasury Rate (including, without limitation, with respect to any Benchmark Substitution Event or any Adjustments) will not be subject to the vote or consent of the holders of the Series I Preferred Stock.

Restrictions on Dividends, Redemption and Repurchases

So long as any share of Series I Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series I Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, (i) no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, (ii) no monies may be paid or made available for a sinking fund for the redemption or retirement of junior stock (a “junior stock sinking fund payment”), and (iii) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

•

any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, as a result of (x) a reclassification of junior stock for or into other junior stock, (y) the exchange or conversion of one share of junior stock for or into another share of junior stock or (z) the purchase of fractional interests in shares of junior stock under the conversion or exchange provisions of junior stock or the security being converted or exchanged;

•

any junior stock sinking fund payment, or any purchase, redemption or other acquisition of shares of junior stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

repurchases, redemptions or other acquisitions of shares of junior stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•

any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•

any dividend paid on junior stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other junior stock.

However, the foregoing will not restrict the ability of us or any of our affiliates to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.

If our board (or a duly authorized committee of the board) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of Series I Preferred Stock or any class or series of our stock that ranks on a parity with Series I Preferred Stock in the payment of current dividends, including the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock (“dividend parity stock”), then, to the extent permitted by the terms of the Series I Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of the Series I Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period, in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such dividend parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series I Preferred Stock or any series of dividend parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of the this paragraph, our board (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Series I Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Series I Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board (or a duly authorized committee of the board) may be declared and paid on any common stock or other junior stock from time to time out of any funds legally available therefor, and the shares of Series I Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series I Preferred Stock will not be declared, paid or set aside for payment if and to the extent such act would cause us to fail to comply with applicable laws and regulations.

Redemption

The Series I Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of Series I Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after the dividend payment date on October 6, 2030 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event, in each case, at a cash redemption price equal to the stated amount, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. The redemption price for any shares of Series I Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to us or our agent, if the shares of Series I Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Notwithstanding the foregoing, we may not redeem shares of Series I Preferred Stock without having received the prior approval of the “appropriate federal banking agency” with respect to us, as defined in Section 3(q) of the Federal Deposit Insurance Act, or any successor provision (the “appropriate federal banking agency”), if then required under capital rules applicable to us.

A “Regulatory Capital Treatment Event” means the good faith determination by us that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the FRB and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series I Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series I Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series I Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full stated amount of $1,000 per share of Series I Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series I Preferred Stock is outstanding.

In case of any redemption of only part of the shares of Series I Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series I Preferred Stock in proportion to the number of shares of Series I Preferred Stock held by such holders or by lot. Subject to the provisions hereof, our board (or a duly authorized committee of the board) shall have full power and authority to prescribe the terms and conditions on which shares of Series I Preferred Stock shall be redeemed from time to time. If we shall have issued certificates for the Series I Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

Notice of every redemption of shares of Series I Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series I Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series I Preferred Stock. Notwithstanding the foregoing, if the shares of Series I Preferred Stock (or the Depositary Shares) are issued in book-entry form through The Depository Trust Company (“DTC”) or any other similar facility, notice of redemption may be given to the holders of Series I Preferred Stock at such time and in any manner permitted by such facility.

Each such notice given to a holder shall state:

•	the redemption date;

•

the number of shares of the Series I Preferred Stock to be redeemed and, if less than all shares of the Series I Preferred Stock held by such holder are to be redeemed, the number of shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and

•	that dividends on such shares will cease to accrue on the redemption date.

If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by us, separate and apart from our other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series I Preferred Stock are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares.

The Series I Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series I Preferred Stock will have no right to require redemption of any shares of Series I Preferred Stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any junior stock, holders of Series I Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) an amount equal to the stated amount per share, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends (the “liquidation preference”).

If our assets are not sufficient to pay the liquidation preference in full to all holders of Series I Preferred Stock and all holders of any class or series of our stock that ranks on a parity with Series I Preferred Stock in the distribution of assets on liquidation, dissolution or winding up of the Company, including the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock (the “liquidation preference parity stock”), the amounts paid to the holders of Series I Preferred Stock and to the holders of all liquidation preference parity stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series I Preferred Stock and all such liquidation preference parity stock. In any such distribution, the “liquidation preference” of any holder of our stock other than the Series I Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of Series I Preferred Stock and all holders of any liquidation preference parity stock, the holders of junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, the merger, consolidation or other business combination of us with or into any other corporation, including a transaction in which the holders of Series I Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our assets, shall not constitute a liquidation, dissolution or winding up of the Company.

The Series I Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Voting Rights

Except as indicated below or otherwise required by law, the holders of the Series I Preferred Stock will not have any voting rights.

Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of the Series I Preferred Stock, or any other voting preferred stock (as defined below), shall have not been declared and paid for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors (the “preferred stock directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two preferred stock directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series I Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of the Series I Preferred Stock and any such series of voting preferred stock for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following the nonpayment shall have been fully paid.

“Voting preferred stock” means any other class or series of preferred stock of Citizens Financial Group, Inc. ranking equally with the Series I Preferred Stock as to dividends (whether cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of Citizens Financial Group, Inc. and upon which like voting rights have been conferred and are exercisable, including the Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and the Series H Preferred Stock. Whether a plurality, majority or other portion of the shares of Series I Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the stated amounts of the shares voted (that is, the stated amount of any preference upon liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

If and when dividends for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment have been paid in full on the Series I Preferred Stock and any other class or series of voting preferred stock, the holders of the Series I Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment), the term of office of each preferred stock director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a nonpayment, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series I Preferred Stock together with all series of voting preferred stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a nonpayment shall continue, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series I Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a single class); provided that the filling of any such vacancy shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a preferred stock director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series I Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The preferred stock directors shall each be entitled to one vote per director on any matter.

Under the regulations of the FRB implementing the Bank Holding Company Act (the “BHC Act”), if any holder of any series of preferred stock (including the Series I Preferred Stock) is or becomes entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the Series I Preferred Stocks may be deemed, when coupled with other factors, to constitute a “controlling influence” over the issuer, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the approval of the FRB under the BHC Act to acquire or maintain more than 5% of that series. Any other person (other than the bank holding company) will be required to obtain the non-objection of the FRB under the Change in Bank Control Act of 1978, as amended, to acquire or maintain 10% or more of that series.

Other Voting Rights

So long as any shares of Series I Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the vote or consent of the holders of at least two thirds of the shares of Series I Preferred Stock at the time outstanding, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

Amendment of Certificate of Incorporation, By-laws or Certificate of Designations. Any amendment, alteration or repeal of any provision of our certificate of incorporation, by-laws or the certificate of designations for the Series I Preferred Stock that would alter or change the voting powers, preferences or special rights of the Series I Preferred Stock so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Series I Preferred Stock in either the payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets on any liquidation, dissolution or winding up of the Company shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series I Preferred Stock;

•

Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking prior to Series I Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series I Preferred Stock or (y) a merger or consolidation of Citizens Financial Group, Inc. with another entity (whether or not a corporation), unless in each case (A) the shares of Series I Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Series I Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series I Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series I Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

Without the consent of the holders of the Series I Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series I Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series I Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the certificate of designations for the Series I Preferred Stock that may be defective or inconsistent; or

•

to make any provision with respect to matters or questions arising with respect to the Series I Preferred Stock that is not inconsistent with the provisions of the certificate of designations, including, without limitation, to reflect any Adjustments following a Benchmark Substitution Event.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series I Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series I Preferred Stock to effect the redemption unless in the case of a vote or consent required to authorize senior stock if all outstanding shares of Series I Preferred Stock are being redeemed with the proceeds from the sale of the stock to be authorized.

Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our amended and restated certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class.

No Preemptive and Conversion Rights

Holders of the Series I Preferred Stock do not have any preemptive rights. The Series I Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Additional Classes or Series of Stock

We will have the right to create and issue additional classes or series of stock ranking equally with or junior to the Series I Preferred Stock as to dividends and distribution of assets upon our liquidation, dissolution, or winding up without the consent of the holders of the Series I Preferred Stock.

Transfer Agent and Registrar

Computershare Trust Company, N.A. will be the transfer agent and registrar for the Series I Preferred Stock as of the original issue date. We may terminate such appointment and may appoint a successor transfer agent and/or registrar at any time and from time to time. The transfer agent and/or registrar may be a person or entity affiliated with us.

Calculation Agent

Unless we have validly called all shares of the Series I Preferred Stock for redemption on the first dividend reset date, we will appoint a calculation agent for the Series I Preferred Stock prior to the commencement of the dividend reset period. We may appoint ourselves or an affiliate of ours as calculation agent.

Other Preferred Stock

Series B Preferred Stock. We have issued 300,000 shares of 6.000% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share (the “Series B Preferred Stock”). The Series B Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series B Preferred Stock, if declared, accrue and are payable semi-annually at a fixed rate per annum equal to 6.000% to, but excluding, July 6, 2023 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.003%. Dividends on the shares of Series B Preferred Stock are non-cumulative. Shares of the Series B Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series B Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after July 6, 2023 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series B Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Series B Preferred Stock and on certain other matters to the extent required by law. The Series B Preferred Stock is dividend parity stock, liquidation preference parity stock, and voting preferred stock, in each case as defined in this prospectus supplement.

Series C Preferred Stock. We have issued 300,000 shares of 6.375% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, with a liquidation preference of $1,000 per share (the “Series C Preferred Stock”). The Series C Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series C Preferred Stock, if declared, accrue and are payable quarterly at a fixed rate per annum equal to 6.375% to, but excluding, April 6, 2024 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.157%. Dividends on the shares of Series C Preferred Stock are non-cumulative. Shares of the Series C Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series C Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after April 6, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series C Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Series C Preferred Stock and on certain other matters to the extent required by law. The Series C Preferred Stock is dividend parity stock, liquidation preference parity stock, and voting preferred stock, in each case as defined in this prospectus supplement.

Series E Preferred Stock. We have issued 450,000 shares of 5.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series E, with a liquidation preference of $1,000 per share (the “Series E Preferred Stock”). The Series E Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series E Preferred Stock, if declared, accrue and are payable quarterly at a fixed rate per annum equal to 5.000%. Dividends on the shares of Series E Preferred Stock are non-cumulative. Shares of the Series E Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series E Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after January 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series E Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Series E Preferred Stock and on certain other matters to the extent required by law. The Series E Preferred Stock is dividend parity stock, liquidation preference parity stock, and voting preferred stock, in each case as defined in this prospectus supplement.

Series F Preferred Stock. We have issued 400,000 shares of 5.650% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, with a liquidation preference of $1,000 per share (the “Series F Preferred Stock”). The Series F Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series F Preferred Stock, if declared, accrue and are payable quarterly at a fixed rate per annum equal to 5.650% to, but excluding, October 6, 2025 and thereafter quarterly at a rate equal to the Five-year U.S. Treasury Rate, plus 5.313%. Dividends on the shares of Series F Preferred Stock are non-cumulative. Shares of the Series F Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series F Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series F Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Series F Preferred Stock and on certain other matters to the extent required by law. The Series F Preferred Stock is dividend parity stock, liquidation preference parity stock, and voting preferred stock, in each case as defined in this prospectus supplement.

Series G Preferred Stock. We have issued 300,000 shares of 4.000% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series G, with a liquidation preference of $1,000 per share (the “Series G Preferred Stock”). The Series G Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series G Preferred Stock, if declared, accrue and are payable quarterly at a fixed rate per annum equal to 4.000% to, but excluding, October 6, 2026, and thereafter quarterly at a rate equal to the Five-year U.S.

Treasury Rate, plus 3.215% per annum. Dividends on the shares of Series G Preferred Stock are non-cumulative. Shares of the Series G Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series G Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2026 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series G Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Series G Preferred Stock and on certain other matters to the extent required by law. The Series G Preferred Stock is dividend parity stock, liquidation preference parity stock, and voting preferred stock, in each case as defined in this prospectus supplement.

Series H Preferred Stock. We have issued 400,000 shares of 7.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series H, with a liquidation preference of $1,000 per share (the “Series H Preferred Stock”). The Series H Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series H Preferred Stock, if declared, accrue and are payable quarterly at a fixed rate per annum equal to 7.375%. Dividends on the shares of Series H Preferred Stock are non-cumulative. Shares of the Series H Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series H Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after July 6, 2029 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series H Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Series H Preferred Stock and on certain other matters to the extent required by law. The Series H Preferred Stock is dividend parity stock, liquidation preference parity stock, and voting preferred stock, in each case as defined in this prospectus supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of the Depositary Shares mean those who have the Depositary Shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in the Depositary Shares registered in the street name of or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry, Delivery and Form of Depositary Shares” section of this prospectus supplement.

General

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series I Preferred Stock. As described above under “Description of the Series I Preferred Stock”, we are issuing fractional interests in shares of the Series I Preferred Stock in the form of the Depositary Shares. Each Depositary Share will represent a 1/40th ownership interest in a share of the Series I Preferred Stock, and will be evidenced by a depositary receipt. We will deposit the underlying shares of the Series I Preferred Stock represented by the Depositary Shares with a depositary pursuant to a deposit agreement among us, Computershare Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A., jointly acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each holder of a Depositary Share will be entitled to all the rights and preferences of the shares of Series I Preferred Stock (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series I Preferred Stock represented by such Depositary Share.

Immediately following issuance of the Series I Preferred Stock, we will deposit the Series I Preferred Stock with the depositary, which will then issue the Depositary Shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described under “Where You Can Find More Information” above.

Dividends and Other Distributions

Each dividend on a Depositary Share will be in an amount equal to 1/40th of the dividend declared on each share of the Series I Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Series I Preferred Stock to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the Depositary Shares in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the Depositary Shares.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series I Preferred Stock.

The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the Series I Preferred Stock and any redemption of the Series I Preferred Stock. Holders of the Depositary

Shares will pay transfer, income, and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of the Depositary Shares, the depositary may refuse to transfer Depositary Shares, withhold dividends and distributions, and sell the Depositary Shares.

Redemption of the Depositary Shares

If we redeem the Series I Preferred Stock represented by the Depositary Shares, the Depositary Shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series I Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/40th of the redemption price per share payable with respect to the Series I Preferred Stock (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the Series I Preferred Stock. Whenever we redeem shares of the Series I Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series I Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the depositary will redeem the Depositary Shares only in increments of 40 Depositary Shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series I Preferred Stock and the related Depositary Shares.

Voting of the Series I Preferred Stock

Because each Depositary Share represents a 1/40th interest in a share of the Series I Preferred Stock, holders of Depositary Shares will be entitled to 1/40th of a vote per Depositary Share under those limited circumstances in which holders of the Series I Preferred Stock are entitled to a vote, as described above in “Description of the Series I Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series I Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares relating to the Series I Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series I Preferred Stock, may instruct the depositary to vote the amount of the Series I Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the amount of the Series I Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares held by it proportionately with instructions received.

Listing

Application will be made to list the Depositary Shares on the New York Stock Exchange. If approved for listing, we expect trading to begin within 30 days of the initial delivery of the Depositary Shares. Listing the Depositary Shares on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily. We do not expect that there will be any separate public trading market for the Series I Preferred Stock except as represented by the Depositary Shares.

Form and Notices

The Series I Preferred Stock will be issued in registered form to the depositary, and the Depositary Shares will be issued in book-entry only form through DTC, as described below in “Book-Entry, Delivery and Form of

Depositary Shares.” The depositary will forward to the holders of the Depositary Shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series I Preferred Stock.

Depositary

Computershare Inc. and Computershare Trust Company, N.A. will be the joint depositary for the Depositary Shares as of the original issue date. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series I Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES

The shares of Series I Preferred Stock will be issued in registered form to the depositary. The Depositary Shares will be issued under the book-entry system of DTC in the form of one or more global depositary receipts. DTC will act as securities depositary for the global depositary receipts. This means that we will not issue actual depositary receipts to each owner of a beneficial interest in Depositary Shares, except in limited circumstances. Instead, the Depositary Shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. The Depositary Shares will be accepted for clearance by DTC. Beneficial interests in the Depositary Shares will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.

Owners of beneficial interests in Depositary Shares will receive all payments relating to their shares in U.S. dollars. If we elect to issue certificates for the Depositary Shares held through DTC, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners. Once depositary receipts in certificated form are issued, the underlying shares of the Series I Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges, and fees provided for in the deposit agreements. Subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of Series I Preferred Stock and any money or property represented by the Depositary Shares.

Only whole shares of the Series I Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 40 Depositary Shares, the depositary will deliver, along with the withdrawn shares of the Series I Preferred Stock, a new depositary receipt evidencing the excess number of Depositary Shares. Holders of withdrawn shares of the Series I Preferred Stock will not be entitled to redeposit those shares or to receive Depositary Shares.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Depositary Shares held through DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of Depositary Shares under the DTC system must be made by or through direct participants, which will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each beneficial owner of Depositary Shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of Depositary Shares other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the Depositary Shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all Depositary Shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Depositary Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Depositary Shares; DTC’s records reflect only the identity of the direct participants to whose accounts the Depositary Shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Depositary Shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts Depositary Shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Depositary Shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, or (i) if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, or (ii) if we elect to issue certificates for the Depositary Shares as discussed above, we will print and deliver certificates for the Depositary Shares.

As long as DTC or its nominee is the registered owner of the global depositary receipts representing the Depositary Shares, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all global depositary receipts and all Depositary Shares represented by those receipts for all purposes under the instruments governing the rights and obligations of holders of the Depositary Shares. Except in the limited circumstances referred to above, owners of beneficial interests in the Depositary Shares

•	will not be entitled to have such global depositary receipts or the Depositary Shares represented by those receipts registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the global depositary receipts; and

•

will not be considered to be owners or holders of the global depositary receipts or the Depositary Shares represented by those receipts for any purpose under the instruments governing the rights and obligations of holders of the Depositary Shares.

We will make payments, including dividends, if any, on the Series I Preferred Stock represented by global depositary receipts in respect of the Depositary Shares to the depositary. In turn, the depositary will deliver the dividends to DTC or its nominee, as the case may be, as the registered holder of the Depositary Shares in accordance with the arrangements then in place between the depositary and DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

As long as the Depositary Shares are represented by global depositary receipts, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Ownership of beneficial interests in the Depositary Shares will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the Depositary Shares will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in the Depositary Shares may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the Depositary Shares, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Depositary Shares among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of Depositary Shares to pledge the Depositary Shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Depositary Shares.

DTC has advised us that it will take any action permitted to be taken by a registered holder of Depositary Shares only at the direction of one or more participants to whose accounts with DTC the Depositary Shares are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Distributions with respect to the Depositary Shares held beneficially through Clearstream or Euroclear will be credited to cash accounts of their participants in accordance with Clearstream’s or Euroclear’s rules and procedures, to the extent received by the applicable U.S. Depositary.

Cross-market transfers between DTC’s participating organizations, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Depositary Shares in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in the Depositary Shares from a DTC participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in Depositary Shares by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the depositary will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Series I Preferred Stock and the Depositary Shares representing shares of such Series I Preferred Stock. When we refer to Series I Preferred Stock in this section, we mean both the Series I Preferred Stock and the Depositary Shares representing shares of such Series I Preferred Stock. This section addresses only U.S. federal income taxation and does not address all of the tax consequences that may be relevant in light of a taxpayer’s individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or alternative minimum taxes.

The summary is limited to taxpayers who will hold the Series I Preferred Stock as “capital assets” and who purchase the Series I Preferred Stock in the initial offering at the initial offering price. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the Series I Preferred Stock as part of a wash sale for tax purposes;

•	a person that owns the Series I Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a U.S. expatriate.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Series I Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Series I Preferred Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Series I Preferred Stock.

Beneficial owners of Depositary Shares representing shares of the Series I Preferred Stock will be treated as owners of the underlying Series I Preferred Stock for U.S. federal income tax purposes. Exchanges of Series I Preferred Stock for Depositary Shares, and Depositary Shares for Series I Preferred Stock, will generally not be subject to U.S. federal income tax.

Please consult your own tax advisor concerning the consequences of owning the Series I Preferred Stock in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences of an investment in the Series I Preferred Stock to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a share of the Series I Preferred Stock and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—Non-U.S. Holders” below.

Distributions on the Series I Preferred Stock

Distributions with respect to our Series I Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Series I Preferred Stock (and you will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such Series I Preferred Stock. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a non-corporate U.S. holder, dividends paid to you will qualify for taxation at preferential rates applicable to “qualified dividends” if you meet certain holding period and other applicable requirements. U.S. holders should consult their own tax advisers regarding the availability of the reduced qualified dividend tax rate in light of their particular circumstances.

Sale or Exchange of the Series I Preferred Stock Other than by Redemption

If you sell or otherwise dispose of your Series I Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the Series I Preferred Stock. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

Redemption of the Series I Preferred Stock

Redemption of your Series I Preferred Stock generally would be a taxable event. You would be treated as if you had sold your Series I Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether either of these tests has been met, shares of Series I Preferred Stock or other classes of our stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as any such shares actually owned, must be taken into account under certain circumstances.

If we redeem your Series I Preferred Stock in a redemption that meets one of the tests listed above, you generally would recognize taxable gain or loss equal to the amount of cash received by you less your tax basis in the Series I Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Series I Preferred Stock for more than one year. Because the determination as to whether any of the alternative tests listed above is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, you should consult your tax advisor regarding the treatment of a redemption.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Series I Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Series I Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed shares and any shares of Series I Preferred Stock (or any of our other shares) that you still hold (or are held by a person related to you).

Non-U.S. Holders

This section summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Series I Preferred Stock by a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of a share of the Series I Preferred Stock and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Series I Preferred Stock.

Distributions on the Series I Preferred Stock

Except as described below, if you are a non-U.S. holder of the Series I Preferred Stock, dividends (including any redemption treated as a dividend for U.S. federal income tax purposes as discussed above under “U.S. Holders—Redemption of the Series I Preferred Stock”) paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, the applicable withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to such withholding agent:

•

a valid Internal Revenue Service Form W-8BEN or W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury Department regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, the applicable withholding agent generally is not required to withhold tax from the dividends, provided that you have furnished to the applicable withholding agent a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying that each beneficiary of the estate or trust is) not a U. S. person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed to non-U.S. holders on a net income basis at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition or Redemption of the Series I Preferred Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition (including a redemption that is treated as a disposition) of the Series I Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and certain other conditions are met.

If you are a non-U.S. holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

As discussed above in “U.S. Holders—Redemption of the Series I Preferred Stock”, certain redemptions may be treated as dividends for U.S. federal income tax purposes. See “—Distributions on the Series I Preferred Stock”, above, for a discussion of the tax treatment of such redemptions. Furthermore, if an applicable withholding agent is unable to determine whether the redemption should be treated as a distribution, such withholding agent may be required to withhold tax at a 30% rate on the full amount you receive (in which case, you may be eligible to obtain a refund of all or a portion of any tax).

Withholdable payments to foreign financial entities and other foreign entities

The Foreign Account Tax Compliance Act (“FATCA”) may impose a 30% withholding tax on U.S. source dividend payments to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements (“FATCA withholding”). You could be affected by this withholding with respect to your Series I Preferred Stock if you are subject to the information reporting requirements and fail to comply with them or if you hold Series I Preferred Stock through another person (e.g., a foreign bank or broker) that is subject to withholding and such person fails to comply with these requirements (even if you would not otherwise have been subject to withholding).

You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup withholding and information reporting

If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale of Series I Preferred Stock effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a non-U.S. holder, the applicable withholding agent is required to report payments of dividends on Internal Revenue Service Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of preferred stock effected at a U.S. office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of Series I Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE SERIES I PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

Fiduciaries or other persons considering purchasing the Depositary Shares on behalf of or with the assets of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan or individual retirement account (“IRA”) or other arrangement which is subject to Section 4975 of the Code, or any entity or account the assets of which are “plan assets” under ERISA (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Depositary Shares. Among other factors, such fiduciaries or other persons should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, would meet the Plan’s liquidity requirements, would be consistent with the documents and instruments governing the Plan, and whether the investment could constitute a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit a Plan from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Plan. A violation of these prohibited transaction rules may result in an excise tax under the Code or penalties or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to federal, state, local, non-U.S. or other laws that are similar to ERISA and/or the Code (“Similar Laws”).

The acquisition, holding or disposition of the Depositary Shares by a Plan with respect to which Citizens, the underwriters or any of our or their affiliates (the “Transaction Parties”) is or becomes a party in interest or disqualified person may result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, unless the Depositary Shares are acquired pursuant to an applicable exemption or there is some other basis on which the acquisition, holding and disposition of the Depositary Shares will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code and is not prohibited under applicable Similar Laws. The U.S. Department of Labor (“DOL”) has issued several prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition of the Depositary Shares. These exemptions include PTCE 84-14, as amended (for certain transactions effected by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23, as amended (for transactions effected by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Depositary Shares, provided that none of the Transaction Parties have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance, however, that all of the conditions of any of these statutory or class exemptions will be satisfied in connection with transactions involving the shares.

Furthermore, any fiduciary or other person considering purchasing Depositary Shares on behalf of or with the assets of a Plan should also take into account the fact that the Transaction Parties will not have any direct fiduciary relationship with or duty to any purchaser or holder of shares, either with respect to such purchaser or holder’s investment in the shares or with respect to the management of the Transaction Parties. Similarly, it is intended that the Transaction Parties will not be subject to any fiduciary or investment restrictions that may exist under laws specifically applicable to any Plans.

Any purchaser or holder of the Depositary Shares or any interest therein will be deemed to have represented by its purchase of the Depositary Shares or any interest therein that it either (1) is not a Plan or a Non-ERISA Arrangement and is not purchasing the Depositary Shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (2) its acquisition, holding and disposition of the Depositary Shares will not result in a non-exempt prohibited transaction under ERISA of Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Depositary Shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase under ERISA and/or Similar Laws, as applicable, and whether a prohibited transaction exemption, or similar relief under Similar Laws, is available. Purchasers of the Depositary Shares have the sole and exclusive responsibility for ensuring that their purchase, holding and disposition of the Depositary Shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or, in the case of a Non-ERISA Arrangement, any Similar Laws). The sale of any Depositary Shares to a Plan or Non-ERISA Arrangement is in no respect a representation by the Transaction Parties or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement or that such investment is appropriate for such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, UBS Securities LLC, Wells Fargo Securities, LLC and Citizens JMP Securities, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Depositary Shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
Morgan Stanley & Co. LLC .
BofA Securities, Inc.
J.P. Morgan Securities LLC
UBS Securities LLC
Wells Fargo Securities, LLC
Citizens JMP Securities, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Depositary Shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have granted the underwriters the option to buy up to an additional      Depositary Shares from us within 30 days after the date of this prospectus supplement at the public offering price, less the applicable underwriting discounts and commissions, solely to cover over-allotments, if any. If any Depositary Shares are purchased pursuant to this option, the underwriters will severally purchase Depositary Shares in approximately the same proportion as set forth in the table above, and will sell such Depositary Shares at the same price as the initially purchased Depositary Shares.

The underwriters are offering the Depositary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of Series I Preferred Stock and of the Depositary Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discounts

The underwriters have advised us that they propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $    per Depositary Share sold to institutional investors and $    per Depositary Share sold to retail investors. After the initial offering, the public offering price, the concession or any other term of the offering may be changed. The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us per Depositary Share. The following table shows the per Depositary Share and total underwriting discounts to be paid to the underwriters (both assuming no exercise and assuming full exercise of the underwriters’ over-allotment option).

	No Exercise(1)	Full Exercise(2)
Per Depositary Share	$	$

Total	$	$

(1)

Reflects    Depositary Shares sold to institutional investors, for which the underwriters receive an underwriting discount of $    per Depositary Share, and    Depositary Shares sold to retail investors, for which the underwriters receive an underwriting discount of $    per Depositary Share.

(2)

Assumes Depositary Shares sold to retail investors, for which the underwriters receive an underwriting discount of $    per Depositary Share. To the extent Depositary Shares are sold to institutional investors, for which the underwriters receive an underwriting discount of $    per depositary share, the total underwriting discount will be less than the total shown above.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $    .

New Issue of Securities

The Series I Preferred Stock and the Depositary Shares are new issues of securities with no established trading market. Application will be made to list the Depositary Shares on the New York Stock Exchange under the symbol “CFG PfI.” If approved for listing, we expect trading of the Depositary Shares on the New York Stock Exchange to begin within the 30-day period after the original issue date. Some or all of the underwriters have advised us that they presently intend to make a market in the shares after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the Depositary Shares and we cannot assure you that one will develop, even if the Depositary Shares are approved for listing. If the secondary market for the Depositary Shares is limited, there may be few or no buyers if you choose to sell your shares and this may reduce the price you receive or your ability to sell the shares at all. See “Risk Factors—The shares of Series I Preferred Stock and the related Depositary Shares may not have an active trading market.”

No Sales of Similar Securities

We have agreed that we will not, for the 30 day period from the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any preferred stock or securities exchangeable for or convertible into preferred stock, except for the shares of Series I Preferred Stock related to the Depositary Shares sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Depositary Shares in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Depositary Shares from us in the offering to cover overallotments. The underwriters may close out any covered short position by either exercising their option to purchase additional Depositary Shares to cover over-allotments or purchasing Depositary Shares in the open market. In determining the source of Depositary Shares to close out the covered short position, the underwriters will consider, among other things, the price of Depositary Shares available for purchase in the open market as compared to the price at which they may purchase additional Depositary Shares pursuant to the over-allotment option granted to them. “Naked” short sales are any sales in excess of such over-allotment option. The underwriters must close out any such naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Depositary Shares or preventing or retarding a decline in the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Depositary Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the Depositary Shares

We expect that delivery of the Depositary Shares will be made against payment therefor on or about July     , 2025, which will be the     business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Depositary Shares prior to one business day before delivery will be required, by virtue of the fact that the Depositary Shares will settle in   business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions

Notice to Prospective Investors in Canada

The Depositary Shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

No Depositary Shares which are the subject of the offering contemplated by this prospectus supplement may be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Depositary Shares.

Prohibition of Sales to UK Retail Investors

No Depositary Shares which are the subject of the offering contemplated by this prospectus supplement may be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Depositary Shares.

In the United Kingdom, the Depositary Shares may not be offered other than by an underwriter that:

a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Depositary Shares in circumstances in which Section 21(1) of the FSMA does not apply to Citizens; and

b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Depositary Shares in, from or otherwise involving the United Kingdom

In addition, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) persons who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, the Depositary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Depositary Shares to which this prospectus supplement and the accompanying prospectus relate are only available to, and will be engaged in only with, relevant persons.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Depositary Shares other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Depositary Shares, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Depositary Shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Depositary Shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275 (1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Depositary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the Depositary Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Depositary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the Depositary Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person(as defined in Section 275(2) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Depositary Shares described herein. This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Depositary Shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Depositary Shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Depositary Shares with a view to distribution. Any such investors will be individually approached by the underwriters from time to time. This prospectus supplement will not be filed with, and the offer of Depositary Shares will not be supervised by, any Swiss regulatory authority, e.g., the Swiss Financial Market Supervisory Authority FINMA, and investors in the Depositary Shares will not benefit from protection or supervision by such authority.

Conflicts of Interest

Because Citizens JMP Securities, LLC, an underwriter for this offering, is our wholly-owned subsidiary, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens JMP Securities, LLC will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

VALIDITY OF SHARES

The validity of the shares of Series I Preferred Stock and the Depositary Shares offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citizens and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citizens Financial Group, Inc. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement, and the effectiveness of Citizens Financial Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling security holders may be identified in supplements to this prospectus and may offer and sell these securities from time to time.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any related free writing prospectus, and any documents incorporated by reference herein and therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CFG.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus and any additional risk factors included in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to purchase these securities.

The securities offered by this prospectus and any supplement will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 4, 2024

We have not authorized anyone to provide any information other than the information contained in this prospectus or any prospectus supplement including the information incorporated by reference, or in any free writing prospectus prepared by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than the date of the applicable document dates. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated in this prospectus or the context otherwise requires (for example, in the references under “Citizens Financial Group, Inc.”), the terms “CFG,”, “Citizens”, “we,” “us,” and “our” refer to Citizens Financial Group, Inc. and do not include its consolidated subsidiaries.

i

CITIZENS FINANCIAL GROUP, INC.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $219.9 billion in assets as of June 30, 2024. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,300 ATMs and more than 1,000 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities.

Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (203) 900-6715.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or any selling security holders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling security holders to be named in a prospectus supplement may offer. Each time we or any selling security holders to be named in a prospectus supplement sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us may also be found in the “Investors Relations” section of our website at http://www.citizensbank.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website does not constitute a part of this prospectus.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed not to have been filed in accordance with SEC rules):

(a)

Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February  16, 2024 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Shareholders, filed on March 11, 2024);

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed on May 6, 2024 and August 6, 2024, respectively;

(c)

Current Reports on Form 8-K filed on January 18, 2024, January  23, 2024, February  16, 2024, April  18, 2024, April  25, 2024, April  26, 2024, May  16, 2024, May  23, 2024, June  12, 2024, June  14, 2024, July  9, 2024, July  18, 2024, July  23, 2024, September  16, 2024 and September 20, 2024; and

(d)	Description of Citizens common stock, par value $0.01 per share, contained in Registration Statement on Form 8-A, relating to our common stock, filed on September 19, 2014.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Citizens Financial Group, Inc.

600 Washington Blvd.

Stamford, CT 06901

Attn: Corporate Secretary

Telephone: (203) 900-6715

E-mail: CFGinvestorrelations@citizensbank.com

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” “guidance” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic, business and political conditions, including as a result of the interest rate environment, supply chain disruptions, inflationary pressures and labor shortages, that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits;

•	The general state of the economy and employment, as well as general business and economic conditions, and changes in the competitive environment;

•	Our capital and liquidity requirements under regulatory standards and our ability to generate capital and liquidity on favorable terms;

•	The effect of changes in our credit ratings on our cost of funding, access to capital markets, ability to market our securities, and overall liquidity position;

•	The effect of changes in the level of commercial and consumer deposits on our funding costs and net interest margin;

•	Our ability to execute on our strategic business initiatives and achieve our financial performance goals across our Consumer and Commercial businesses, including our Private Bank;

•

The effects of geopolitical instability, including the wars in Ukraine and the Middle East, on economic and market conditions, inflationary pressures and the interest rate environment, commodity price and foreign exchange rate volatility, and heightened cybersecurity risks;

•	Our ability to comply with heightened supervisory requirements and expectations as well as new or amended regulations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;

•

Environmental risks, such as physical or transition risks associated with climate change, and social and governance risks, that could adversely affect our reputation, operations, business, and customers;

•

A failure in or breach of our compliance with laws, as well as operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as required by law.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as the other information included or incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us in the manner and for the purposes set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and amended and restated bylaws, copies of which were filed with the SEC as exhibits to our periodic and current reports, and applicable law.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $25.00 per share. Shares of capital stock may be issued in certificated or uncertificated form.

Because Citizens is a holding company, the rights of Citizens to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of Citizens stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Citizens itself may be a creditor of that subsidiary with recognized claims. Claims on Citizens’ subsidiaries by creditors other than Citizens will include substantial obligations with respect to deposit liabilities, indebtedness for borrowed money and purchased funds.

Common Stock

Common stock outstanding. As of September 30, 2024, there were 445,053,795 shares of common stock outstanding which were held of record by 6,887 stockholders of record (including Cede & Co.). This stockholder figure does not include what we estimate to be a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The following series of Citizens preferred stock are issued and outstanding:

•	300,000 shares of 6.000% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, $1,000 liquidation preference per share, which we refer to as the “Series B preferred stock”;

•	300,000 shares of 6.375% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share, which we refer to as the “Series C preferred stock”;

•	450,000 shares of 5.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series E, $1,000 liquidation preference per share, which we refer to as the “Series E preferred stock”;

•	400,000 shares of 5.650% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share, which we refer to as the “Series F preferred stock”;

•	300,000 shares of 4.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series G, $1,000 liquidation preference per share, which we refer to as the “Series G preferred stock;” and

•	400,000 shares of 7.375% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series H, $1,000 liquidation preference per share, which we refer to as the “Series H preferred stock.”

Unless otherwise indicated, the terms and provisions described below relate to each of Citizens’ Series B preferred stock, the Series C preferred stock, the Series E preferred stock, the Series F preferred stock, the Series G preferred stock and the Series H preferred stock, which we collectively refer as the “Citizens preferred stock.” Other than as described below, the terms of the Series B preferred stock, the Series C preferred stock, the Series E preferred stock, the Series F preferred stock, the Series G preferred stock and the Series H preferred stock are substantially similar.

Ranking

Each series of Citizens preferred stock ranks on a parity with each other as to payment of dividends and amounts payable upon liquidation, dissolution or winding up of the company. Each series of Citizens preferred stock ranks prior to the Citizens common stock as to payment of dividends and amounts payable on liquidation, dissolution or winding up.

Conversion

No shares of Citizens preferred stock are convertible into Citizens common stock or any other class or series of Citizens’ securities.

Dividends

Dividends on the Citizens preferred stock, if declared by the Citizens board, accrue and are payable at the respective rates specified below:

•

Series B preferred stock: semi-annually at a fixed rate per annum equal to 6.000% to, but excluding, July 6, 2023 and thereafter quarterly at a floating rate per annum equal to the three-month CME Term SOFR on the related dividend determination date plus 3.265%;

•

Series C preferred stock: quarterly at a fixed rate per annum equal to 6.375% to, but excluding, April 6, 2024 and thereafter quarterly at a floating rate per annum equal to the three-month CME Term SOFR on the related dividend determination date plus 3.419%;

•	Series E preferred stock: quarterly at a fixed rate per annum equal to 5.000%;

•

Series F preferred stock: quarterly at a fixed rate per annum equal to 5.650% to, but excluding, October 6, 2025 and thereafter quarterly at a rate equal to the Five-year U.S. Treasury Rate, plus 5.313%;

•

Series G preferred stock: quarterly at a fixed rate per annum equal to 4.000% to, but excluding, October 6, 2026 and thereafter quarterly at a rate equal to the Five-year U.S. Treasury Rate, plus 3.215%; and

•	Series H preferred stock: quarterly at a fixed rate per annum equal to 7.375%.

Dividends on the shares of Citizens preferred stock are non-cumulative. Shares of the Citizens preferred stock have priority over the Citizens common stock with regard to the payment of dividends.

Redemption

The Citizens preferred stock is not subject to any sinking fund or other similar obligation for repurchase or retirement. The Citizens preferred stock is redeemable at Citizens’ option as follows:

•

the Series B preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after July 6, 2023 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series C preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after April 6, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series E preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after January 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series F preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series G preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2026 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends; and

•

the Series H preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after July 6, 2029 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting

The Citizens preferred stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if Citizens fails to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Citizens preferred stock and on certain other matters to the extent required by law.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Citizens, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any capital stock ranking junior to the Citizens preferred stock, holders of Citizens preferred stock will be entitled to receive out of Citizens’ assets legally available for distribution to Citizens’ stockholders (i.e., after satisfaction of all liabilities to creditors, if any) an amount equal to $1,000 per share, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends.

Anti-Takeover Effects of Some Provisions

Some provisions of our restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, make coercive takeover practices and inadequate takeover bids more difficult to execute. These provisions also encourage persons seeking to acquire control of us to first negotiate with our Board.

Election and Removal of Directors. The number of directors that will constitute the Board will be fixed from time to time by resolution of our Board, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of certain events involving the non-payment of dividends. Our Board currently has 13 members.

Our restated certificate of incorporation and amended and restated bylaws provide that directors may be removed, with or without cause, by an affirmative vote of holders of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office or by the sole director remaining in office.

Limits on Written Consents. Our restated certificate of incorporation and amended and restated bylaws provide that stockholder action, other than actions by the holders of one or more classes of Preferred Stock, can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Stockholder Meetings. Our restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our Board, our chief executive officer or the Board, pursuant to a resolution adopted by a majority of our Board, or Citizens’ corporate secretary, upon written request by record stockholders owning at least twenty-five percent (25%) of the voting power of all outstanding shares of Citizens common stock.

Amendments to Bylaws and to Charter. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our restated certificate of incorporation and amended and restated bylaws provide that we reserve the right to amend our restated certificate of incorporation in any manner permitted by the Delaware General Corporation Law and all rights and powers conferred upon stockholders, directors and officers are granted subject to such reservation.

Other Limitations on Stockholder Actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our amended and restated bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must generally deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	a description of all agreements, arrangements and understandings between the stockholder and any other person (including the names of such persons) in connection with the proposal.

To be timely, a stockholder must generally deliver notice to the corporate secretary:

•

in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business (A) no earlier than 120 days prior to the annual meeting and (B) no later than 70 days prior to the date of the meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•

in connection with the election of a director at a special meeting of stockholders, (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made.

In order to submit a nomination for our Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information described in our amended and restated bylaws.

A stockholder may also submit a nomination for our Board or the proposal of other business by submitting a proposal to us in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the meeting of stockholders. In addition to satisfying the deadlines in the advance notice provisions of our amended and restated bylaws, stockholders who intend to solicit proxies in support of director nominees other than Citizens’ nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

If a stockholder fails to follow the required procedures, the stockholder’s proposal or nomination will be ineligible and will not be voted on by our stockholders.

Restrictions on Ownership

The BHC Act requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Citizens common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Citizens common stock under the Change in Bank Control Act of 1978, as amended. Any holder of 25% or more of Citizens common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over Citizens, is subject to regulation as a bank holding company under the BHC Act.

Under the regulations of the Federal Reserve Board implementing the BHC Act, if any holder of any series of preferred stock is or becomes entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the preferred stock, may be deemed, when coupled with other factors, to constitute a “controlling influence” over Citizens, and will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or maintain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or maintain 10% or more of that series.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum Selection

Pursuant to our restated certificate of incorporation, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Limitation of Liability of Directors and Officers

Our restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE under the symbol “CFG.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock and Preferred Stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of CFG. The debt securities may be short-term debt securities with a maturity of one year or less or long-term debt securities with a maturity of greater than one year. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued under pursuant to a senior debt indenture, dated October 28, 2015 (as amended or supplement from time to time), between us and The Bank of New York Mellon, as senior debt trustee, or pursuant to one or more separate senior indentures between us and a designated trustee. The subordinated debt securities will be issued pursuant to a subordinated indenture dated September 28, 2012 (as amended and supplemented from time to time) between us and The Bank of New York Mellon, as subordinated debt trustee, or pursuant to one or more other separate subordinated indentures between us and a designated trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, depositary shares, shares of common stock or any combination of such securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and/or the selling security holders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling security holder to resell common stock or other securities, information with respect to the selling security holder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

If we and/or the selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all such securities, if any are purchased.

We and/or the selling security holders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling security holders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling security holders, if applicable, to indemnification by us and/or the selling security holders, if applicable, against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE under the symbol “CFG,” and certain series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Conflicts of Interest

Citizens JMP Securities, LLC, a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), is a wholly-owned subsidiary of Citizens Financial Group, Inc. and is therefore deemed to have a “conflict of interest” under Rule 5121 of FINRA. Any offering made by means of this prospectus in which Citizens JMP Securities, LLC participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, Citizens JMP Securities, LLC will not make sales in any such offering to any discretionary account without the prior written approval of the customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements of Citizens Financial Group, Inc. incorporated by reference herein, and the effectiveness of Citizens Financial Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Citizens Financial Group, Inc.

Depositary Shares, Each Representing a 1/40th Interest in a Share of

 % Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I

Joint Book-Running Managers

Morgan Stanley

BofA Securities

J.P. Morgan

UBS Investment Bank

Wells Fargo Securities

Citizens Capital Markets